As filed with the Securities and Exchange Commission on February 7, 2000

Registration No. ______________

Securities and Exchange Commission
Washington, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933

General Electric Company

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	14-0689340 (I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06431

(Address of Principal Executive Offices, including Zip Code)

GE Savings and Security Program

(Full title of the Plan)

Robert E. Healing

Corporate Counsel
3135 Easton Turnpike
Fairfield, Connecticut 06431
(Name and address of agent for service)

(203) 373-2243

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: As employee contributions and Company payments are periodically made to the Program

Calculation of Registration Fee

Title of securities To be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $0.16 par value	20,000,000 shares	$134.50	$2,690,000,000.00	$710,160.00

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite Tape for January 31, 2000.

 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

 Registration of Additional Securities

Incorporation of Earlier Registration Statement by Reference

General Electric Company ("GE") and the GE Savings and Security Program ("the Program") hereby incorporate by reference into this Registration Statement the contents of the Form S-8 Registration Statement filed on behalf of GE and the S&S Program on March 21, 1997 (Reg. No. 333-23767).

Item 3. Incorporation of Documents by Reference

By this reference, the Company hereby incorporates into this Registration Statement the following documents filed by the Company:

  The Company's Annual Report on Form 10-K for the year ended December 31, 1998.
  The Program's Annual Report on Form 11-K for the year ended December 31, 1998.
  The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999.
  The description of the Company's Common Stock contained in the Registration Statement on Form S-4 (File No. 333-30845), including any amendment filed for the purpose of updating such description.
In addition, all documents filed by the Company pursuant to pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 6 of the Restated Certificate of Incorporation, as amended, of the Registrant provides in part as follows:

A person who is or was a director of the corporation shall have no personal liability to the corporation or its stockholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York. Article XI of the bylaws, as amended, of GE provides, in part, as follows: The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph. The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL. Item 8. Exhibits and Financial Statement Schedules.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that it will submit or has submitted the Program and any amendments thereto to the Internal Revenue Service (IRS) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Program.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement for the GE Savings and Security Program on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on February 7, 2000.

GENERAL ELECTRIC COMPANY

By: Philip D. Ameen
Vice President and Comptroller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

*John F. Welch, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2000
*John D. Opie	Vice Chairman of the Board, Executive Officer and Director	February 7, 2000
*Keith S. Sherin	Senior Vice President - Finance and Chief Financial Officer (Principal Financial Officer)	February 7, 2000
Philip D. Ameen	Vice President and Comptroller (Principal Accounting Officer)	February 7, 2000
*Silas S. Cathcart	Director	February 7, 2000
*Ann Fudge	Director	February 7, 2000
*Kenneth G. Langone	Director	February 7, 2000
*Gertrude G. Michelson	Director	February 7, 2000
*Sam Nunn	Director	February 7, 2000
*Roger S. Penske	Director	February 7, 2000
*Andrew C. Sigler	Director	February 7, 2000
*Douglas A. Warner III	Director	February 7, 2000

A Majority of the Board of Directors

*By: Philip D. Ameen
Attorney-in-Fact

Signatures

The Program. Pursuant to the requirements of the Securities Act of 1933, as amended, the Trustees of the GE Savings and Security Trust, on behalf of the GE Savings and Security Program have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereto duly authorized, in the City of Fairfield, and State of Connecticut on the 7th day of February, 2000.

GE Savings and Security Trust

Signer Title

*John H. Myers, Chairman Trustee
*Eugene K. Bolton Trustee
*Michael J. Cosgrove Trustee
*Ralph R. Layman Trustee
*Alan M. Lewis Trustee
*Robert A. MacDougall Trustee
*Donald W. Torey Trustee

A Majority of the Trustees

*By: Philip D. Ameen
Attorney-in-Fact

Index to Exhibits

Exhibit 4(a)	Certificate of Incorporation of the Registrant, as amended and currently in effect (incorporated by reference to Exhibit 3 to Registrant's Current Report on Form 8-K filed April 28, 1997)
Exhibit 4(b)	By-laws of the Registrant, as amended and currently in effect (incorporated by reference to Exhibit 3 to Registrant's Current Report on Form 8-K filed April 28, 1997)
Exhibit 23(a):	Consent of KPMG LLP*
Exhibit 24(a):	Power of Attorney of certain Officers and Directors of GE*
Exhibit 24(b):	Power of Attorney of certain Trustees (incorporated by reference to Exhibit 24(b) to the Registration Statement on Form S-8 (File No. 333-23767) filed March 21, 1997)
__________________

*Filed electronically herewith